EXHIBIT 99.2

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended March 31,
(unaudited)	2016	2015

Net sales	$1,518.8	$1,750.9

Cost of products sold (exclusive of items shown separately below)	1,365.5	1,608.6
Selling and administrative expenses (exclusive of items shown separately below)	63.5	69.2
Depreciation	53.7	55.4
Pension and OPEB expense (income)	(11.9)	(16.1)
Total operating costs	1,470.8	1,717.1
Operating profit	48.0	33.8
Interest expense	42.8	43.9
Impairment of Magnetation investment	—	(256.3)
Other income (expense)	(0.7)	(16.7)
Income (loss) before income taxes	4.5	(283.1)
Income tax expense	0.1	7.7
Net income (loss)	4.4	(290.8)
Less: Net income attributable to noncontrolling interests	18.0	15.5
Net income (loss) attributable to AK Steel Holding Corporation	$(13.6)	$(306.3)
Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation common stockholders	$(0.08)	$(1.72)

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(dollars in millions)

	Three Months Ended March 31,
(unaudited)	2016	2015
Net income (loss)	$4.4	$(290.8)
Other comprehensive income (loss), before tax:
Foreign currency translation gain (loss)	1.5	(3.2)
Cash flow hedges:
Gains (losses) arising in period	(7.8)	(18.0)
Reclassification of losses (gains) to net income (loss)	13.2	17.9
Pension and OPEB plans:
Reclassification of prior service cost (credits) included in net income (loss)	(13.8)	(15.1)
Reclassification of losses (gains) included in net income (loss)	5.9	8.2
Other comprehensive income (loss), before tax	(1.0)	(10.2)
Income tax expense related to items of comprehensive income (loss)	—	—
Other comprehensive income (loss)	(1.0)	(10.2)
Comprehensive income (loss)	3.4	(301.0)
Less: Comprehensive income attributable to noncontrolling interests	18.0	15.5
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(14.6)	$(316.5)

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

(unaudited)	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$113.0	$56.6
Accounts receivable, net	488.7	444.9
Inventory, net	1,068.9	1,226.3
Other current assets	71.8	78.4
Total current assets	1,742.4	1,806.2
Property, plant and equipment	6,488.4	6,466.0
Accumulated depreciation	(4,432.7)	(4,379.5)
Property, plant and equipment, net	2,055.7	2,086.5
Other non-current assets	189.2	191.7
TOTAL ASSETS	$3,987.3	$4,084.4
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$643.3	$703.4
Accrued liabilities	270.0	261.5
Current portion of pension and other postretirement benefit obligations	78.4	77.7
Total current liabilities	991.7	1,042.6
Non-current liabilities:
Long-term debt	2,336.4	2,354.1
Pension and other postretirement benefit obligations	1,132.4	1,146.9
Other non-current liabilities	138.4	136.4
TOTAL LIABILITIES	4,598.9	4,680.0
Equity (deficit):
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 178,924,901 and 178,284,137 shares in 2016 and 2015; outstanding 178,377,287 and 177,893,562 shares in 2016 and 2015	1.8	1.8
Additional paid-in capital	2,268.8	2,266.8
Treasury stock, common shares at cost, 547,614 and 390,575 shares in 2016 and 2015	(2.3)	(2.0)
Accumulated deficit	(3,070.6)	(3,057.0)
Accumulated other comprehensive loss	(188.2)	(187.2)
Total stockholders’ equity (deficit)	(990.5)	(977.6)
Noncontrolling interests	378.9	382.0
TOTAL EQUITY (DEFICIT)	(611.6)	(595.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,987.3	$4,084.4

The condensed consolidated balance sheets as of March 31, 2016 and December 31, 2015, include the following amounts related to consolidated variable interest entities, prior to intercompany eliminations. See Note 11 for more information concerning variable interest entities.

(unaudited)	March 31, 2016	December 31, 2015
SunCoke Middletown
Cash and cash equivalents	$7.0	$7.6
Inventory, net	18.7	19.8
Property, plant and equipment	421.6	421.5
Accumulated depreciation	(61.2)	(57.6)
Accounts payable	8.5	10.8
Other assets (liabilities), net	(0.7)	(0.5)
Noncontrolling interests	376.9	380.0

Other variable interest entities
Cash and cash equivalents	$1.0	$1.1
Property, plant and equipment	11.6	11.5
Accumulated depreciation	(9.5)	(9.4)
Other assets (liabilities), net	1.0	0.9
Noncontrolling interests	2.0	2.0

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Three Months Ended March 31,
(unaudited)	2016	2015
Cash flows from operating activities:
Net income (loss)	$4.4	$(290.8)
Depreciation	50.1	51.8
Depreciation—SunCoke Middletown	3.6	3.6
Amortization	5.3	7.5
Impairment of Magnetation investment	—	256.3
Deferred income taxes	4.5	6.8
Pension and OPEB expense (income)	(11.9)	(16.1)
Contributions to pension trust	—	(1.0)
Other postretirement benefit payments	(9.6)	(13.6)
Changes in working capital	71.6	(34.3)
Other operating items, net	18.7	27.1
Net cash flows from operating activities	136.7	(2.7)
Cash flows from investing activities:
Capital investments	(28.8)	(28.3)
Other investing items, net	(0.1)	(5.6)
Net cash flows from investing activities	(28.9)	(33.9)
Cash flows from financing activities:
Net borrowings (payments) under credit facility	(30.0)	75.0
SunCoke Middletown distributions to noncontrolling interest owners	(21.1)	(18.3)
Other financing items, net	(0.3)	(0.9)
Net cash flows from financing activities	(51.4)	55.8
Net increase (decrease) in cash and cash equivalents	56.4	19.2
Cash and cash equivalents, beginning of period	56.6	70.2
Cash and cash equivalents, end of period	$113.0	$89.4

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(dollars in millions)

(unaudited)	Common Stock	Addi- tional Paid-In Capital	Treasury Stock	Accum- ulated Deficit	Accum- ulated Other Compre- hensive Income (Loss)	Noncon- trolling Interests	Total
December 31, 2014	$1.8	$2,259.1	$(1.0)	$(2,548.0)	$(204.4)	$415.5	$(77.0)
Net income (loss)				(306.3)		15.5	(290.8)
Share-based compensation		4.2					4.2
Purchase of treasury stock			(0.8)				(0.8)
Change in accumulated other comprehensive income (loss)					(10.2)		(10.2)
Net distributions to noncontrolling interests						(18.3)	(18.3)
March 31, 2015	$1.8	$2,263.3	$(1.8)	$(2,854.3)	$(214.6)	$412.7	$(392.9)

December 31, 2015	$1.8	$2,266.8	$(2.0)	$(3,057.0)	$(187.2)	$382.0	$(595.6)
Net income (loss)				(13.6)		18.0	4.4
Share-based compensation		2.0					2.0
Purchase of treasury stock			(0.3)				(0.3)
Change in accumulated other comprehensive income (loss)					(1.0)		(1.0)
Net distributions to noncontrolling interests						(21.1)	(21.1)
March 31, 2016	$1.8	$2,268.8	$(2.3)	$(3,070.6)	$(188.2)	$378.9	$(611.6)

See notes to condensed consolidated financial statements.

AK STEEL HOLDING CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share data, unless otherwise indicated)

NOTE 1 - Basis of Presentation

These financial statements consolidate the operations and accounts of AK Steel Holding Corporation (“AK Holding”), its wholly-owned subsidiary AK Steel Corporation (“AK Steel”), all subsidiaries in which AK Holding has a controlling interest, and two variable interest entities for which AK Steel is the primary beneficiary. Unless the context provides otherwise, references to “we,” “us” and “our” refer to AK Holding and its subsidiaries. In our opinion, the accompanying condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly our financial position as of March 31, 2016 and December 31, 2015, our results of operations for the three months ended March 31, 2016 and 2015, and our cash flows for the three months ended March 31, 2016 and 2015. Our results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results we expect for the full year ending December 31, 2016. These condensed consolidated financial statements should be read along with our audited consolidated financial statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K for the year ended December 31, 2015.

NOTE 2 - Supplementary Financial Statement Information

Inventory, net

Inventories as of March 31, 2016 and December 31, 2015, are presented below:

	March 31, 2016	December 31, 2015
Finished and semi-finished	$871.6	$996.5
Raw materials	365.2	410.0
Total cost	1,236.8	1,406.5
Adjustment to state inventories at LIFO value	(167.9)	(180.2)
Inventory, net	$1,068.9	$1,226.3

Facility Idling

In the fourth quarter of 2015, we temporarily idled the Ashland Works blast furnace and steelmaking operations (“Ashland Works Hot End”). We incurred charges during the fourth quarter of 2015 for supplemental unemployment and other employee benefit costs and for equipment idling and other costs. The supplemental unemployment and other employee benefit costs were recorded as accrued liabilities in the consolidated balance sheet, and the activity for the three months ended March 31, 2016 was as follows:

Balance at December 31, 2015	$22.1
Payments	(4.9)
Balance at March 31, 2016	$17.2

We estimate we will incur on-going costs of approximately $2.0 to $3.0 per month for maintenance of the equipment, utilities and supplier obligations related to the temporarily idled Ashland Works Hot End. Costs of $7.3 were incurred in the first quarter of 2016.

NOTE 3 - Investments in Affiliates

We have investments in several businesses accounted for using the equity method of accounting. Cost of products sold includes $2.9 and $1.8 for the three months ended March 31, 2016 and 2015, for our share of income of equity investees other than Magnetation LLC (“Magnetation”). Our share of loss from Magnetation is included in other income (expense) and was

$16.3 for the three months ended March 31, 2015. Our results of operations for the three months ended March 31, 2016, do not include any losses of Magnetation since we wrote off the basis in our investment as of March 31, 2015.

Summarized financial statement data for all investees is presented below. The financial results for Magnetation are only included through March 31, 2015, since it is unlikely that we will retain our equity interest as a result of Magnetation’s bankruptcy.

	Three Months Ended March 31,
	2016	2015
Revenue	$69.6	$131.5
Gross profit	23.0	7.0
Net income (loss)	7.8	(24.6)

Magnetation

As of March 31, 2015, we concluded that our 49.9% equity interest in Magnetation was fully impaired and recorded a non-cash impairment charge of $256.3 for the quarter ended March 31, 2015. On May 5, 2015, Magnetation and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota. Magnetation’s outstanding indebtedness is non-recourse to us. We are not required to make any additional capital contributions or other future investments in Magnetation and have not guaranteed any obligations of Magnetation. Because we consider it unlikely that we will retain our equity interest in Magnetation as a result of Magnetation’s bankruptcy, we do not expect to record any further impact in our financial statements from our equity investment in Magnetation.

NOTE 4 - Income Taxes

Income taxes recorded through March 31, 2016 and 2015, were estimated using the discrete method. Current year income taxes are based on the actual year-to-date pre-tax loss through March 31, 2016, as well as the related change in the valuation allowance on deferred tax assets. We are unable to estimate the annual effective tax rate for 2016 with sufficient precision for purposes of the effective tax rate method, which requires us to consider a projection of full-year income and the expected change in the valuation allowance. The estimated annual effective tax rate method was not reliable due to its sensitivity to small changes to forecasted annual pre-tax earnings and the effect of our valuation allowance, which create results with significant variations in the customary relationship between income tax expense and pre-tax income for the interim periods. As a result, we determined that using the discrete method is more appropriate than using the annual effective tax rate method. We have estimated the change in valuation allowances required based on the year-to-date pre-tax loss and the change in value of the identified tax-planning strategy, which is determined based on year-to-date LIFO income. In addition, the change in valuation allowance for the three months ended March 31, 2016 includes a $4.4 benefit related to the effect of the Protecting American Taxpayers and Homeowners (PATH) Act, which allows for the realizability of certain alternative minimum tax credits.

NOTE 5 - Long-term Debt and Other Financing

Debt balances at March 31, 2016, and December 31, 2015, are presented below:

	March 31, 2016	December 31, 2015
Credit Facility	$520.0	$550.0
8.75% Senior Secured Notes due December 2018	380.0	380.0
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	150.0	150.0
7.625% Senior Notes due May 2020	529.8	529.8
7.625% Senior Notes due October 2021	406.2	406.2
8.375% Senior Notes due April 2022	290.2	290.2
Industrial Revenue Bonds due 2020 through 2028	99.3	99.3
Capital lease for Research and Innovation Center	9.6	—
Unamortized debt discount/premium and debt issuance costs	(48.7)	(51.4)
Total long-term debt	$2,336.4	$2,354.1

During the three months ended March 31, 2016, we were in compliance with all the terms and conditions of our debt agreements.

Credit Facility

AK Steel has a $1,500.0 asset-backed revolving credit facility (the “Credit Facility”), which expires in March 2019 and is guaranteed by AK Steel’s parent company, AK Holding, and by two 100%-owned subsidiaries of AK Steel. The Credit Facility contains common restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. The Credit Facility requires that we maintain a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $150.0. The Credit Facility’s current availability exceeds $150.0. Availability is calculated as the lesser of the Credit Facility commitment or our eligible collateral after advance rates, less in either case outstanding borrowings and letters of credit. The Credit Facility obligations are secured by our inventory and accounts receivable, and the Credit Facility’s availability fluctuates monthly based on the varying levels of eligible collateral. We do not expect any of these restrictions to affect or limit our ability to conduct business in the ordinary course. The Credit Facility includes a separate “first-in, last-out”, or “FILO” tranche, which allows us to use a portion of our eligible collateral at higher advance rates.

At March 31, 2016, our eligible collateral, after application of applicable advance rates, was $1,181.3. As of March 31, 2016, there were outstanding Credit Facility borrowings of $520.0. Availability as of March 31, 2016 was further reduced by $72.9 of outstanding letters of credit, resulting in remaining availability of $588.4.

Research and Innovation Center Lease

We are building a research and innovation center in Middletown, Ohio to replace our existing research facility. The facility is currently being constructed on a site located in the Cincinnati-Dayton growth corridor and we expect it to be substantially complete in the fourth quarter of 2016. We are financing the majority of the estimated $36.0 project through a long-term capital lease and government incentives. Because of our involvement in the project during the construction of the facility, we have included $9.6 of these costs that were incurred by the owner-lessor in property, plant and equipment and as long-term debt in the condensed consolidated balance sheets as of March 31, 2016.

NOTE 6 - Pension and Other Postretirement Benefits

We provide noncontributory pension and various healthcare and life insurance benefits to most employees and retirees. No contributions to the master pension trust are required for 2016. Based on current actuarial assumptions, we estimate that our required pension contributions will be approximately $50.0 and $75.0 in 2017 and 2018, though the amounts we will be required to pay are more dependent on plan asset returns than in the past. Other factors which affect future funding projections, in addition to differences between expected and actual returns on plan assets, are actuarial data and assumptions relating to plan participants, the interest rate used to measure the pension obligations and changes to regulatory funding requirements.

Net periodic benefit cost (income) for pension and other postretirement benefits was as follows:

	Three Months Ended March 31,
	2016	2015
Pension Benefits
Service cost	$0.7	$0.6
Interest cost	32.0	32.5
Expected return on assets	(42.9)	(49.7)
Amortization of prior service cost	1.3	1.1
Amortization of loss	7.0	7.8
Net periodic benefit cost (income)	$(1.9)	$(7.7)

Other Postretirement Benefits
Service cost	$1.2	$1.8
Interest cost	5.0	5.6
Amortization of prior service cost (credit)	(15.1)	(16.2)
Amortization of (gain) loss	(1.1)	0.4
Net periodic benefit cost (income)	$(10.0)	$(8.4)

NOTE 7 - Environmental and Legal Contingencies

Environmental Contingencies

We and our predecessors have been involved in steel manufacturing and related operations since 1900. Although we believe our operating practices have been consistent with prevailing industry standards, hazardous materials may have been released at operating sites or third-party sites in the past, including operating sites that we no longer own. If we reasonably can, we have estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. For sites involving government-required investigations, we typically make an estimate of potential remediation expenditures only after the investigation is complete and when we better understand the nature and scope of the remediation. In general, the material factors in these estimates include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight, site monitoring, and preparation of reports to the appropriate environmental agencies. We have recorded the following liabilities for environmental matters on our condensed consolidated balance sheets:

	March 31, 2016	December 31, 2015
Accrued liabilities	$5.5	$5.6
Other non-current liabilities	41.5	41.1

We cannot predict the ultimate costs for each site with certainty because of the evolving nature of the investigation and remediation process. Rather, to estimate the probable costs, we must make certain assumptions. The most significant of these assumptions is for the nature and scope of the work that will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology that will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of past response and future oversight costs by governmental agencies, and the reaction of the governing environmental agencies to the proposed work plans. Costs for future investigation and remediation are not discounted to their present value. To the extent that we have been able to reasonably estimate future liabilities, we do not believe that there is a reasonable possibility that we will incur a loss or losses that exceed the amounts we accrued for the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, since we recognize amounts in the consolidated financial statements in accordance with accounting principles generally accepted in the United States that exclude potential losses that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than the liabilities we currently have recorded in our consolidated financial statements.

Except as we expressly note below, we do not currently anticipate any material effect on our consolidated financial position, results of operations or cash flows as a result of compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same federal environmental regulations, we do not believe that we are more disadvantaged than our domestic competitors by our need to comply with these regulations. Some foreign competitors may benefit from less stringent environmental requirements in the countries where they produce, resulting in lower compliance costs for them and providing those foreign competitors with a cost advantage on their products.

According to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the United States Environmental Protection Agency (“EPA”) and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. Environmental regulators may inspect our major steelmaking facilities. While we cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority from the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of our facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently regulated. The results of these investigations are still pending, and we could be directed to spend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, we cannot reliably predict whether or when such spending might be required or their magnitude.

As previously reported, on July 27, 2001, we received a Special Notice Letter from the EPA requesting that we agree to conduct a Remedial Investigation/Feasibility Study (“RI/FS”) and enter an administrative order on consent pursuant to Section 122 of CERCLA regarding our former Hamilton Plant located in New Miami, Ohio. The Hamilton Plant ceased operations in 1990, and all of its former structures have been demolished and removed. Although we did not believe that a site-wide RI/FS was necessary or appropriate, in April 2002 we entered a mutually agreed-upon administrative order on consent to perform a RI/FS of the Hamilton Plant site. We submitted the investigation portion of the RI/FS, and we completed a supplemental study in 2014. We currently have accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously reported, on September 30, 1998, our predecessor, Armco Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of our Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. We cannot reliably estimate at this time how long it will take to complete this site investigation. We currently have accrued approximately $1.1 for the projected cost of the study. Until the site investigation is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously noted, on September 26, 2012, the EPA issued an order under Section 3013 of RCRA requiring us to develop a plan for investigation of four areas at our Ashland Works coke plant. We submitted a Sampling and Analysis Plan (“SAP”) to the EPA on October 25, 2012, and revised it most recently on May 29, 2014. The EPA approved it on June 27, 2014. We completed Phase I of the SAP and submitted a report to the EPA on December 23, 2014. On March 3, 2016, the EPA indicated its desire to suspend the site investigation associated with the Section 3013 RCRA order until resolution of a potential enforcement action. We cannot reliably estimate at this time how long it will take to complete the site investigation. On March 10, 2016, the DOJ invited us to participate in settlement discussions with respect to a potential enforcement action. In April 2015, we executed a tolling agreement with the DOJ associated with these claims. We currently have accrued approximately $0.5 for the projected cost of the investigation. Until the site investigation is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously reported, on August 3, 2011, September 29, 2011, and June 28, 2012, the EPA issued a Notice of Violations (“NOV”) for our Middletown Works coke plant, alleging violations of pushing and combustion stack limits. We are investigating these claims and working with the EPA to attempt to resolve them. We believe we will reach a settlement in this matter by implementation of a supplemental environmental project and a payment of a small civil penalty, but cannot be certain that a settlement will be reached. We will vigorously contest any claims which cannot be resolved through a settlement.

As previously reported, on July 15, 2009, we and the Pennsylvania Department of Environmental Protection (“PADEP”) entered a Consent Order and Agreement (the “Consent Order”) to resolve an alleged unpermitted discharge of wastewater from the closed Hillside Landfill at our former Ambridge Works. Under the terms of the Consent Order, we paid a penalty and also agreed to implement various corrective actions, including an investigation of the area where landfill activities occurred, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. We have accrued approximately $5.5 for the remedial work required under the approved plan and Consent Order. We submitted a National Pollution Discharge Elimination System (“NPDES”) permit application to move to the next phase of the work. We currently estimate that the remaining work will be completed in 2018, though it may be delayed.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against us in the U.S. District Court for the Southern District of Ohio, Case No. C-1-00530, alleging violations of the Clean Air Act, the Clean Water Act and RCRA at our Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On May 15, 2006, the court entered a Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”). Under the Consent Decree, we paid a civil penalty and performed a supplemental environmental project to remove ozone-depleting refrigerants from certain equipment. We further agreed to undertake a comprehensive RCRA facility investigation at Middletown Works and, as appropriate, complete a corrective measures study. The Consent Decree required us to implement certain RCRA corrective action interim measures to address polychlorinated biphenyls (“PCBs”) in sediments and soils at Dicks Creek and certain other specified surface waters, adjacent floodplain areas and other previously identified geographic areas. We have completed the remedial activity at Dicks Creek, but continue to work on the RCRA facility investigation and certain interim measures. We have accrued approximately $16.2 for the cost of known work required under the Consent Decree for the RCRA facility investigation and remaining interim measures.

As previously reported, on October 17, 2012, the EPA issued an NOV and Notice of Intent to File a Civil Administrative Complaint to our Mansfield Works alleging violations of RCRA primarily for our management of electric arc furnace dust at the facility. We are investigating these claims and working with the EPA to attempt to resolve them. The NOV proposed a civil penalty of approximately $0.3. However, on March 23, 2015, the EPA reduced its penalty demand to $0.1. We believe we will reach a settlement in this matter, but cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. We will vigorously contest any claims that a settlement cannot resolve.

As previously reported, on May 12, 2014, the Michigan Department of Environmental Quality (“MDEQ”) issued to our Dearborn Works (then a part of Severstal Dearborn, LLC (“Dearborn”)) an Air Permit to Install No. 182-05C (the “PTI”) to increase the emission limits for the blast furnace and other emission sources. The PTI was issued as a correction to a prior permit to install that did not include certain information during the prior permitting process. On July 10, 2014, the South Dearborn Environmental Improvement Association (“SDEIA”), Detroiters Working for Environmental Justice, Original United Citizens of Southwest Detroit and the Sierra Club filed a Claim of Appeal of the PTI in the State of Michigan, Wayne County Circuit, Case No. 14-008887-AA. Appellants and the MDEQ required the intervention of Dearborn (now owned by us) in this action as an additional appellee. The appellants allege multiple deficiencies with the PTI and the permitting process. On October 9, 2014, the appellants filed a Motion for Peremptory Reversal of the MDEQ’s decision to issue the PTI. We believe that the MDEQ issued the PTI properly in compliance with applicable law and will vigorously contest this appeal. On October 17, 2014, we filed a motion to dismiss the appeal. Additionally, on December 15, 2014, we filed a motion to dismiss the appeal for lack of jurisdiction. At the conclusion of a hearing on all three motions on February 12, 2015, all three motions were denied. On March 18, 2015, we filed an application for leave to appeal to the Michigan Court of Appeals seeking to overturn the decision of the Circuit Court denying our motion to dismiss for lack of jurisdiction. On August 27, 2015, the Michigan Court of Appeals granted our application for leave to appeal. Until the appeal is resolved, we cannot determine what the ultimate permit limits will be. Until the permit limits are determined and final, we cannot reliably estimate the costs, if any, that we may incur if the appeal causes the permit limits to change, nor can we determine if the costs will be material or when we would incur them.

As previously reported, on August 21, 2014, the SDEIA filed a Complaint under the Michigan Environmental Protection Act (“MEPA”) in the State of Michigan, Wayne County Circuit Case No. 14-010875-CE. The plaintiffs allege that the air emissions from our Dearborn Works are impacting the air, water and other natural resources, as well as the public trust in such resources. The plaintiffs are requesting, among other requested relief, that the court assess and determine the sufficiency of the PTI’s limitations. On October 15, 2014, the court ordered a stay of the proceedings until a final order is issued in Wayne County Circuit Court Case No. 14-008887-AA (discussed above). When the proceedings resume, we will vigorously contest these claims. Until the claims in this Complaint are resolved, we cannot reliably estimate the costs we may incur, if any, or when we would incur them.

As previously reported, on April 27, 2000, MDEQ issued a RCRA Corrective Action Order No. 111-04-00-07E to Rouge Steel Company and Ford Motor Company for the property that includes our Dearborn Works. The Corrective Action Order has been amended five times. We are a party to the Corrective Action Order as the successor-in-interest to Dearborn, which was the successor-in-interest to Rouge Steel Company. The Corrective Action Order requires the site-wide investigation, and where appropriate, remediation of the facility. The site investigation and remediation is ongoing. We cannot reliably estimate at this time how long it will take to complete this site investigation and remediation. To date, Ford Motor Company has incurred most of the costs of the investigation and remediation due to its prior ownership of the steelmaking operations at Dearborn Works. Until the site investigation is complete, we cannot reliably estimate the additional costs we may incur, if any, for any potentially required remediation of the site or when we may incur them.

As previously reported, on August 29, 2013, the West Virginia Department of Environmental Protection (“WVDEP”) issued to Mountain State Carbon a renewal NPDES permit for wastewater discharge from the facility to the Ohio River. The new NPDES permit included numerous new, and more stringent, effluent limitations. On October 7, 2013, Mountain State Carbon appealed the permit to the Environmental Quality Board, Appeal No. 13-25-EQB. On February 10, 2016, we reached a partial settlement with WVDEP. We are awaiting a decision from the Environmental Quality Board (“EQB”) regarding the remaining claims following a hearing before the EQB in February 2016. Until the permit limits are determined and final, we cannot reliably estimate the costs that we will incur, if any, if the appeal causes the permit limits to change, or when we may incur the costs.

In addition to the foregoing matters, we are or may be involved in proceedings with various regulatory authorities that may require us to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. We believe that the ultimate disposition of the proceedings will not have, individually or in the aggregate, a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Legal Contingencies

As previously reported, since 1990 we have been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of one of our current or former facilities. The majority of asbestos cases pending in which we are a defendant do not include a specific dollar claim for damages. In the cases that do include specific dollar claims for damages, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, and does not attempt to allocate the total monetary claim among the various defendants.

The number of asbestos cases pending at March 31, 2016, is presented below:

March 31, 2016
Cases with specific dollar claims for damages:
Claims up to $0.2	119
Claims above $0.2 to $5.0	6
Claims above $5.0 to $15.0	2
Claims above $15.0 to $20.0	2
Total claims with specific dollar claims for damages (a)	129
Cases without a specific dollar claim for damages	221
Total asbestos cases pending	350

(a)	Involve a total of 2,329 plaintiffs and 16,681 defendants

In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against us. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against us. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Therefore, in a case involving multiple plaintiffs and multiple defendants, we initially only account for the lawsuit as one claim. After we have determined through discovery whether a particular plaintiff will pursue a claim, we make an appropriate adjustment to statistically account for that specific claim. It has been our experience that only a small percentage of asbestos plaintiffs ultimately identify us as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. Asbestos-related claims information in the three months ended March 31, 2016 and 2015 is presented below:

	Three Months Ended March 31,
	2016	2015
New Claims Filed	13	16
Pending Claims Disposed Of	46	17
Total Amount Paid in Settlements	$0.3	$0.1

Since the onset of asbestos claims against us in 1990, five asbestos claims against us have proceeded to trial in four separate cases. All five concluded with a verdict in our favor. We continue to vigorously defend the asbestos claims. Based upon present knowledge, and the factors above, we believe it is unlikely that the resolution in the aggregate of the asbestos claims against us will have a materially adverse effect on our consolidated results of operations, cash flows or financial condition. However, predictions about the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the effect of bankruptcies of other companies currently or historically defending asbestos claims, (3) the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease each claimant alleged to suffer, and (5) the potential for enactment of legislation affecting asbestos litigation.

As previously reported, in September and October 2008 and again in July 2010, several companies filed purported class actions in the United States District Court for the Northern District of Illinois against nine steel manufacturers, including us. The case numbers for these actions are 08CV5214, 08CV5371, 08CV5468, 08CV5633, 08CV5700, 08CV5942, 08CV6197 and 10CV04236. On December 28, 2010, another action, case number 32,321, was filed in state court in the Circuit Court for Cocke County, Tennessee. The defendants removed the Tennessee case to federal court and in March 2012 it was transferred to the Northern District of Illinois. The plaintiffs in the various pending actions are companies that purport to have purchased steel products, directly or indirectly, from one or more of the defendants and they claim to file the actions on behalf of all persons and entities who purchased steel products for delivery or pickup in the United States from any of the named defendants at any time from at least as early as January 2005. The complaints allege that the defendant steel producers have conspired in violation of antitrust laws to restrict output and to fix, raise, stabilize and maintain artificially high prices for steel products in the United States. In March 2014, we reached an agreement with the direct purchaser plaintiffs to tentatively settle the claims asserted against us, subject to certain court approvals below. According to that settlement, we agreed to pay $5.8 to the plaintiff class of direct purchasers in exchange for the members of that class to completely release all claims. We continue to believe that the claims made against us lack any merit, but we elected to enter the settlement to avoid the ongoing expense of defending ourself in this protracted and expensive antitrust litigation. We provided notice of the proposed settlement to members of the settlement class. After several class members received the notice, they elected to opt out of the class settlement. Following a fairness hearing, on October 21, 2014 the Court entered an order and judgment approving the settlement and dismissing all of the direct plaintiffs’ claims against us with prejudice as to the settlement class. In 2014, we recorded a charge for the amount of the tentative settlement with the direct purchaser plaintiff class and paid that amount into an escrow account, which has now been disbursed in accordance with the order that approved the settlement. At this time, we do not have adequate information available to determine that a loss is probable or to reliably or accurately estimate the potential loss, if any, with respect to the remaining indirect purchaser plaintiff class members and any direct purchaser class members that have opted out of the class (hereinafter collectively referred to as the “Remaining Plaintiffs”). Because we have been unable to determine that a potential loss in this case for the Remaining Plaintiffs is probable or estimable, we have not recorded an accrual for this matter. If our assumptions used to evaluate a probable or estimable loss for the Remaining Plaintiffs prove to be incorrect or change, we may be required to record a charge for their claims.

As previously reported, on January 20, 2010, ArcelorMittal France and ArcelorMittal Atlantique et Lorraine (collectively “ArcelorMittal”) filed an action in the United States District Court for the District of Delaware, Case No. 10-050-SLR against us, Dearborn, and Wheeling-Nisshin Inc., whom Dearborn indemnified in this action. By virtue of our responsibility as a successor-in-interest to Dearborn and an indemnitor of Wheeling-Nisshin Inc, we now have complete responsibility for the defense of this action. The three named defendants are collectively referred to hereafter as “we” or “us”, though the precise claims against each separate defendant may vary. The complaint alleges that we are infringing the claims of U.S. Patent No.

6,296,805 (the “Patent”) in making pre-coated cold-rolled boron steel sheet and seeks injunctive relief and unspecified compensatory damages. We filed an answer denying ArcelorMittal’s claims and raised various affirmative defenses. We also filed counterclaims against ArcelorMittal for a declaratory judgment that we are not infringing the Patent and that the Patent is invalid. Subsequently, the trial court separated the issues of liability and damages. The case proceeded with a trial to a jury on the issue of liability during the week of January 15, 2011. The jury returned a verdict that we did not infringe the Patent and that the Patent was invalid. Judgment then was entered in our favor. ArcelorMittal filed an appeal with the United States Court of Appeals for the Federal Circuit. On November 30, 2012, the court of appeals issued a decision reversing certain findings related to claim construction and the validity of the Patent and remanded the case to the trial court for further proceedings. On January 30, 2013, ArcelorMittal filed a motion for rehearing with the court of appeals. On March 20, 2013, the court of appeals denied ArcelorMittal’s motion for rehearing. The case then was remanded to the trial court for further proceedings. On April 16, 2013, according to a petition previously filed by ArcelorMittal and ArcelorMittal USA LLC, the U.S. Patent and Trademark Office (“PTO”) reissued the Patent as U.S. Reissue Patent RE44,153 (the “Reissued Patent”). Also on April 16, 2013, ArcelorMittal filed a second action against us in the United States District Court for the District of Delaware, Case Nos. 1:13-cv-00685 and 1:13-cv-00686 (collectively the “Second Action”). The complaint filed in the Second Action alleges that we are infringing the claims of the Reissued Patent and seeks injunctive relief and unspecified compensatory damages. On April 23, 2013, we filed a motion to dismiss key elements of the complaint filed in the Second Action. In addition, the parties briefed related non-infringement and claims construction issues in the original action. On October 25, 2013, the district court granted summary judgment in our favor, confirming that our product does not infringe the original Patent or the Reissued Patent. The court further ruled that ArcelorMittal’s Reissued Patent was invalid due to ArcelorMittal’s deliberate violation of a statutory prohibition on broadening a patent through reissue more than two years after the original Patent was granted and that the original Patent had been surrendered when the Reissued Patent was issued and thus is no longer in effect. Final Judgment was entered on October 31, 2013. On November 6, 2013, ArcelorMittal filed a motion to clarify or, in the alternative, to alter or amend the October 31, 2013 judgment. We opposed the motion. On December 5, 2013, the court issued a memorandum and order denying the motion and entered final judgment in our favor, and against ArcelorMittal, specifically ruling that all claims of ArcelorMittal’s Reissued Patent are invalid as violative of 35 U.S.C. §251(d). On December 30, 2013, ArcelorMittal filed notices of appeal to the Federal Circuit Court of Appeals. The appeal has been fully briefed and the court of appeals held a hearing on November 4, 2014. On May 12, 2015, the Federal Circuit issued its decision affirming in part and reversing in part the trial court’s decision and remanding the case for further proceedings. The Federal Circuit ruled that 23 of the 25 claims of the Reissued Patent were improperly broadened and therefore invalid. However, the Federal Court found that the district court erred in invalidating the remaining two claims and remanded the case for further proceedings before the district court. Following the remand, ArcelorMittal filed a motion in the trial court for leave to amend the Second Action to assert additional patent infringement claims based on another, related patent that the PTO issued on June 10, 2014, No. RE44,940 (Second Reissue Patent). It also filed a motion to dismiss the original action on the grounds that it is now moot in light of the Court of Appeals’ last ruling. We opposed both of those motions. In addition, we filed separate motions for summary judgment in the original action on the grounds of non-infringement and invalidity. A hearing on all motions was held on October 27, 2015. On December 4, 2015, the district court issued an order granting our motion for summary judgment that neither of the remaining claims of the Reissued Patent are infringed and both are invalid as obvious. The court therefore entered final judgment in favor of the defendants in the original case. In the court’s order, the judge also granted ArcelorMittal’s motion to file a first amended complaint in the Second Action, alleging we are infringing the claims of the Second Reissue Patent, which we deny. On December 21, 2015, ArcelorMittal filed a notice of appeal from the district court’s December 4, 2015, final judgment. On January 20, 2016, we filed a motion to dismiss the amended complaint in the Second Action, or in the alternative, a motion to stay pending a resolution of the appeal in the original case. On April 19, 2016, the district court issued an order denying our motion and ordering limited discovery. The court also set a status conference on June 21, 2016. We intend to continue to contest this matter vigorously. At this time, we have not made a determination that a loss is probable and we do not have adequate information to reliably or accurately estimate potential loss if ArcelorMittal prevails in its appeal in this dispute. Because we have been unable to determine that the potential loss in this case is probable or estimable, we have not recorded an accrual for this matter. If our assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change, we may be required to record a liability for an adverse outcome.

As previously reported, on June 13, 2013, Cliffs Sales Company (“Cliffs”) filed an action in the United States District Court for the Northern District of Ohio, Civil Action No. 1:13 cv 1308, against us pertaining to Dearborn Works. Cliffs claims that we breached a May 21, 2008, Agreement for Sale of Reclaimed Iron Units, as amended (the “Iron Unit Agreement”). Cliffs claims that we breached the Iron Unit Agreement by failing to purchase the required amount of pellets, chips and fines as allegedly required. We filed an answer denying the material allegations of the complaint and asserting several affirmative defenses. In January of 2014, the presiding judge ordered a stay of the proceedings. It is anticipated that the stay of the litigation may be lifted and discovery may re-commence in the near future. We intend to contest this matter vigorously. At this time, we have not made a determination that a loss is probable and do not have adequate information to reliably or accurately estimate our potential loss if Cliffs prevails in this lawsuit. Because we have been unable to determine that a loss is probable or estimable, we have not recorded an accrual. If our assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change, we may be required to record a liability for an adverse outcome.

Trade Cases

Corrosion-Resistant Steel

On June 3, 2015, we, along with five other domestic producers, filed anti-dumping (“AD”) and countervailing duty (“CVD”) petitions against imports of corrosion-resistant steel (“CORE”) from China, India, Italy, South Korea and Taiwan. The petitions allege that unfairly traded imports of CORE from those five countries are causing material injury to the domestic industry. The United States Department of Commerce (“DOC”) initiated its investigations on June 24, 2015. On July 16, 2015, the International Trade Commission (“ITC”) made a unanimous preliminary determination of injury to the domestic industry caused by imports of CORE from all five countries. On October 30, 2015, the DOC determined that China, Italy and South Korea significantly increased their product shipments into the U.S. market before the DOC’s preliminary determination of AD and CVD duties. This “critical circumstances” determination allows the DOC to impose CVD and AD duties retroactively beginning from the date that is approximately 90 days before the respective date of the DOC’s preliminary determination of CVD and AD duties. On November 2, 2015, the DOC preliminarily determined that imports of CORE from China, India, Italy and South Korea are benefiting from unfair government subsidies and should be subject to CVD duties. The critical circumstances determination allows the DOC to impose CVD duties on imports from China, India and South Korea retroactively from August 4, 2015. On December 23, 2015, the DOC also preliminarily determined that imports of CORE from China, India, Italy and South Korea are being sold at less-than-fair-value and should be subject to AD duties. The critical circumstances determination allows the DOC to impose AD duties on imports from China, India and South Korea retroactively from October 6, 2015. Estimated AD duties resulting from those preliminary determinations by the DOC are generally added to the estimated CVD duties. As a result of these preliminary CVD and AD determinations, importers are required to post cash deposits with the U.S. government on imports of CORE from these countries as presented below:

Country	Corrosion-Resistant CVD Margins	Corrosion-Resistant AD Margins
China	235.66% – 26.26%	255.8%
India	7.71% – 2.85%	6.92% – 6.64%
Italy	38.41% – 0.00%	3.11% – 0.00%
South Korea	1.37% – 0.00%	3.51% – 2.99%

For Taiwan, the DOC found no dumping margin and that countervailable government subsidies did not exceed the de minimus level of one percent. All preliminary duties remain in effect until the DOC issues final determinations. We expect final determinations of whether dumping, subsidization and injury have occurred to be issued by the end of the second quarter of 2016.

Cold-Rolled Steel

On July 28, 2015, we, along with four other domestic producers, filed AD petitions against imports of cold-rolled steel from Brazil, China, India, Japan, the Netherlands, Russia, South Korea and the United Kingdom, as well as CVD petitions against imports of cold-rolled steel from Brazil, China, India, Russia and South Korea. The petitions allege that unfairly traded imports of cold-rolled steel from those eight countries are causing material injury to the domestic industry. The DOC initiated its investigations on August 17, 2015. On September 10, 2015, the ITC made a unanimous preliminary determination of injury to the domestic industry caused by imports of cold-rolled steel from Brazil, China, India, Japan, Russia, South Korea and the United Kingdom. The ITC also determined that imports of cold-roll steel from the Netherlands were “negligible” (i.e., less than 3% of total imports of cold-rolled steel during the preceding twelve-month period), and terminated the investigation of imports from the Netherlands. In addition, in October 2015, we and the other petitioners filed critical circumstances allegations against certain foreign producers of cold-rolled steel asserting that those foreign producers significantly increased their shipments of products into the U.S. market before the DOC’s preliminary determination of AD and CVD duties. On December 16, 2015, the DOC preliminarily determined that imports of cold-rolled steel from Brazil, China, India and Russia are benefiting from unfair government subsidies and should be subject to CVD duties. For South Korea, the DOC found that countervailable government subsidies did not exceed the de minimus level of one percent. The DOC also preliminarily determined that critical circumstances exist for imports of certain cold-rolled steel from China. The DOC’s critical circumstances preliminary determination allows the DOC to impose CVD duties on certain cold-rolled steel imports from China retroactively from September 22, 2015. On March 1, 2016, the DOC also preliminarily determined that imports of cold-rolled steel from Brazil, China, India, Japan, Russia, South Korea and the United Kingdom are being sold at less-than-fair-value and should be subject to AD duties. On April 7, 2016, the DOC issued a revised preliminary AD determination for Brazil to correct a ministerial error. The critical circumstances determination allows the DOC to impose AD duties on imports from China retroactively from December 8, 2015. Estimated AD duties resulting from those preliminary determinations by the DOC are generally added to the estimated CVD duties. As a result of these preliminary CVD and AD determinations, importers are required to post cash deposits with the U.S. government on imports of cold-rolled steel from these countries as presented below:

Country	Cold-Rolled CVD Margins	Cold-Rolled AD Margins
Brazil	7.42%	35.43% – 20.84%
China	227.29%	265.79%
India	4.45%	6.78%
Japan	NA	71.35%
Russia	6.33% – 0.00%	16.89% – 12.62%
South Korea	0.00%	6.89% – 2.17%
United Kingdom	NA	31.39% – 5.79%

We expect final determinations of whether dumping, subsidization and injury have occurred to be issued by the end of the third quarter of 2016.

Hot-Rolled Steel

On August 11, 2015, we, along with five other domestic producers, filed AD petitions against imports of hot-rolled steel from Australia, Brazil, Japan, the Netherlands, South Korea, Turkey and the United Kingdom, as well as CVD petitions against imports of hot-rolled steel from Brazil, South Korea and Turkey. The petitions allege that unfairly traded imports of hot-rolled steel from those seven countries are causing material injury to the domestic industry. The DOC initiated its investigations on September 1, 2015. On September 24, 2015, the ITC made a unanimous preliminary determination of injury to the domestic industry caused by imports of hot-rolled steel from all seven countries. In addition, in October 2015, we and the other petitioners filed critical circumstances allegations against certain foreign producers of hot-rolled steel asserting that those foreign producers significantly increased their shipments of products into the U.S. market before the DOC’s preliminary determination of AD and CVD duties. On December 9, 2015, the DOC preliminarily determined that critical circumstances exist for imports of certain hot-rolled steel from Brazil. On January 11, 2016, the DOC preliminarily determined that imports of hot-rolled steel from Brazil are benefiting from unfair government subsidies and should be subject to CVD duties. For South Korea and Turkey, the DOC found that countervailable government subsidies did not exceed the de minimus level of one percent. As a result of the preliminary CVD determination, importers are required to post cash deposits with the U.S. government on imports of hot-rolled steel from Brazil. The DOC’s critical circumstances preliminary determination also allows the DOC to impose CVD duties on certain hot-rolled steel imports from Brazil retroactively from October 13, 2015. On March 15, 2016, the DOC also preliminarily determined that imports of hot-rolled steel from Australia, Brazil, Netherlands, Japan, South Korea, Turkey and the United Kingdom are being sold at less-than-fair-value and should be subject to AD duties. The critical circumstances determination allows the DOC to impose AD duties on imports from Brazil retroactively from December 23, 2015. Estimated AD duties resulting from those preliminary determinations by the DOC are generally added to the estimated CVD duties. As a result of these preliminary CVD and AD determinations, importers are required to post cash deposits with the U.S. government on imports of hot-rolled steel from these countries as presented below:

Country	Hot-Rolled CVD Margins	Hot-Rolled AD Margins
Australia	NA	23.25%
Brazil	7.42%	34.28% – 33.91%
Netherlands	NA	5.07%
Japan	NA	11.29% – 6.79%
South Korea	0.00%	7.33% – 3.97%
Turkey	0.00%	7.07% – 5.24%
United Kingdom	NA	49.05%

We expect final determinations of whether dumping, subsidization and injury have occurred to be issued by the end of the third quarter of 2016.

Stainless Steel

On February 12, 2016, we, along with three other domestic producers, filed AD and CVD petitions against imports of stainless steel from China. The petitions allege that unfairly traded imports of stainless steel from China are causing material injury to the domestic industry. The DOC initiated its investigations on March 4, 2016. On March 25, 2016, the ITC made a unanimous preliminary determination of injury to the domestic industry caused by imports of stainless steel from China. We expect the DOC to make preliminary determinations about subsidies and dumping by the end of the third quarter of 2016, and impose preliminary duties. If the DOC imposes preliminary duties, covered importers would be required to post cash deposits to the U.S. government covering those duties beginning as of the date of the preliminary determination. Those preliminary duties would remain in effect until the DOC issues final determinations. We expect the entire investigation to take approximately one year, with final determinations of whether dumping, subsidization, and injury have occurred likely issued in the first quarter of 2017.

Grain-Oriented Electrical Steel

On September 18, 2013, we, along with another domestic producer and the United Steelworkers (collectively, the “Petitioners”), filed trade cases against imports of grain-oriented electrical steel (“GOES”) from seven countries. We filed AD petitions against China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea and a CVD petition against China charging that unfairly traded imports of GOES from those seven countries are causing material injury to the domestic industry. The DOC initiated the cases on October 24, 2013. On November 19, 2013, the ITC made a preliminary determination that there is a reasonable indication that GOES imports caused or threaten to cause material injury. On May 5, 2014, the DOC issued preliminary determinations that imports of GOES from China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea are being dumped in the United States. On July 17, 2014, the DOC issued final dumping determinations for imports of GOES from Germany, Japan and Poland, affirming the preliminary dumping margins for these three countries. As a result of the preliminary dumping determinations on China, the Czech Republic, Russia and South Korea, and the final dumping determinations on Germany, Japan and Poland, importers were required to post cash deposits with U.S. Customs and Border Protection on imports of GOES from these seven countries (in addition to any deposits required by the preliminary affirmative CVD determinations). The DOC also reached affirmative preliminary critical circumstances findings for Poland and Russia. The ITC issued its final determination for imports of GOES from China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea in separate decisions issued on August 27, 2014 and October 23, 2014. In each of these decisions, the ITC determined in a 5-1 vote that the United States steel industry is neither materially injured nor threatened with material injury by those imports. These two ITC decisions nullify the DOC’s preliminary assessment of dumping duties on GOES imports from each of the countries in the filed trade petition, as well as a CVD determination for China. On September 16, 2014, the Petitioners filed an appeal of the ITC’s August 27, 2014, decision to the Court of International Trade (the “CIT”), and on November 13, 2014, the Petitioners filed an appeal of the ITC’s October 23, 2014, decision to the CIT. The CIT consolidated those two appeals into a single appeal. The parties have fully briefed the appeal and are awaiting the decision by the CIT.

Other Contingencies

In addition to the matters we discussed above, there are various pending and potential claims against us and our subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist for any claim, it is difficult to reliably or accurately estimate what would be the amount of a loss if a claimant prevails. If material assumptions or factual understandings we rely on to evaluate exposure for these contingencies prove to be inaccurate or otherwise change, we may be required to record a liability for an adverse outcome. If, however, we have reasonably evaluated potential future liabilities for all of these contingencies, including those described more specifically above, it is our opinion, unless we otherwise noted, that the ultimate liability from these contingencies, individually and in the aggregate, should not have a material effect on our consolidated financial position, results of operations or cash flows.

NOTE 8 - Share-based Compensation

AK Holding’s Stock Incentive Plan (“SIP”) permits the granting of nonqualified stock option, restricted stock, performance share and restricted stock unit awards to our Directors, officers and other employees. We have estimated share-based compensation expense to be $5.7 for 2016. The first quarter information is presented below:

	Three Months Ended March 31,
Share-based Compensation Expense	2016	2015
Stock options	$0.5	$1.2
Restricted stock	0.8	2.1
Restricted stock units issued to Directors	0.3	0.3
Performance shares	0.4	0.6
Total share-based compensation expense	$2.0	$4.2

We granted stock options on 615,610 shares during the three months ended March 31, 2016, with a weighted-average fair value of $1.26 per share of stock option. No options were exercised in 2016.

We granted restricted stock awards of 608,170 shares during the three months ended March 31, 2016, at a weighted-average fair value of $1.76 per share. The total intrinsic value of restricted stock awards that vested (i.e., restrictions lapsed) during the three months ended March 31, 2016 was $1.4.

We granted performance share awards of 484,500 shares during the three months ended March 31, 2016, with a weighted-average fair value of $1.74 per share.

NOTE 9 - Comprehensive Income (Loss)

Other comprehensive income (loss), net of tax, information is presented below:

	Three Months Ended March 31,
	2016	2015
Foreign currency translation
Balance at beginning of period	$(2.1)	$1.0
Other comprehensive income (loss)—foreign currency translation gain (loss)	1.5	(3.2)
Balance at end of period	$(0.6)	$(2.2)
Cash flow hedges
Balance at beginning of period	$(34.0)	$(32.2)
Other comprehensive income (loss):
Gains (losses) arising in period	(7.8)	(18.0)
Income tax expense	—	—
Gains (losses) arising in period, net of tax	(7.8)	(18.0)
Reclassification of losses (gains) to net income (loss)—commodity contracts (a)	13.2	17.9
Income tax expense	—	—
Net amount of reclassification of losses (gains) to net income (loss)	13.2	17.9
Total other comprehensive income (loss), net of tax	5.4	(0.1)
Balance at end of period	$(28.6)	$(32.3)
Unrealized holding gains on securities
Balance at beginning and end of period	$—	$0.4
Pension and OPEB plans
Balance at beginning of period	$(151.1)	$(173.6)
Other comprehensive income (loss):
Reclassification to net income (loss):
Prior service costs (credits) (b)	(13.8)	(15.1)
Actuarial (gains) losses (b)	5.9	8.2
Subtotal	(7.9)	(6.9)
Income tax expense	—	—
Amount of reclassification to net income (loss), net of tax	(7.9)	(6.9)
Total other comprehensive income (loss), net of tax	(7.9)	(6.9)
Balance at end of period	$(159.0)	$(180.5)

(a)	Included in cost of products sold.

(b)	Included in pension and OPEB expense (income).

NOTE 10 - Earnings per Share

Earnings per share are calculated using the “two-class” method. Under the “two-class” method, undistributed earnings are allocated to both common shares and participating securities. We divide the sum of distributed earnings to common stockholders and undistributed earnings to common stockholders by the weighted-average number of common shares outstanding during the period. The restricted stock granted by AK Holding is entitled to dividends before vesting and meets the criteria of a participating security.

	Three Months Ended March 31,
	2016	2015
Net income (loss) attributable to AK Steel Holding Corporation	$(13.6)	$(306.3)
Less: distributed earnings to common stockholders and holders of certain stock compensation awards	—	—
Undistributed earnings (loss)	$(13.6)	$(306.3)

Common stockholders earnings—basic and diluted:
Distributed earnings to common stockholders	$—	$—
Undistributed earnings (loss) to common stockholders	(13.5)	(305.1)
Common stockholders earnings (loss)—basic and diluted	$(13.5)	$(305.1)

Common shares outstanding (weighted-average shares in millions):
Common shares outstanding for basic earnings per share	177.5	177.0
Effect of exchangeable debt	—	—
Effect of dilutive stock-based compensation	—	—
Common shares outstanding for diluted earnings per share	177.5	177.0

Basic and diluted earnings per share:
Distributed earnings	$—	$—
Undistributed earnings (loss)	(0.08)	(1.72)
Basic and diluted earnings (loss) per share	$(0.08)	$(1.72)

Potentially issuable common shares (in millions) excluded from earnings per share calculation due to anti-dilutive effect	3.9	3.0

NOTE 11 - Variable Interest Entities

SunCoke Middletown

We purchase all the coke and electrical power generated from SunCoke Middletown’s plant under long-term supply agreements. SunCoke Middletown is a variable interest entity because we have committed to purchase all the expected production from the facility through at least 2031 and we are the primary beneficiary. Therefore, we consolidate SunCoke Middletown’s financial results with our financial results, even though we have no ownership interest in SunCoke Middletown. SunCoke Middletown had income before income taxes of $18.0 and $15.4 for the three months ended March 31, 2016 and 2015 that was included in our consolidated income (loss) before income taxes.

Vicksmetal/Armco Associates

We indirectly own a 50% interest in Vicksmetal/Armco Associates (“VAA”), a joint venture with Vicksmetal Company, which is owned by Sumitomo Corporation. VAA slits electrical steel primarily for AK Steel, though also for third parties. VAA is a variable interest entity and we are the primary beneficiary. Therefore, we consolidate VAA’s financial results with our financial results.

NOTE 12 - Fair Value Measurements

We measure certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, we use various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

•
Level 2 inputs are inputs, other than quoted prices, that are directly or indirectly observable for the asset or liability. Level 2 inputs include model-generated values that rely on inputs either directly observed or readily-derived from available market data sources, such as Bloomberg or other news and data vendors. They include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic factors. As a practical expedient, we estimate the value of common/collective trusts by using the net asset value per share multiplied by the number of shares of the trust investment held as of the measurement date. If we have the ability to redeem our investment in the respective alternative investment at the net asset value with no significant restrictions on the redemption at the consolidated balance sheet date, we categorized the alternative investment as a Level 2 measurement in the fair value hierarchy. We generate fair values for our commodity derivative contracts and foreign currency forward contracts from observable futures prices for the respective commodity or currency, from sources such as the New York Mercantile Exchange (NYMEX) or the London Metal Exchange (LME). In cases where the derivative is an option contract (including caps, floors and collars), we adjust our valuations to reflect the counterparty’s valuation assumptions. After validating that the counterparty’s assumptions for implied volatilities reflect independent source’s assumptions, we discount these model-generated future values with discount factors that reflect the counterparty’s credit quality. We apply different discount rates to different contracts since the maturities and counterparties differ. As of March 31, 2016, a spread over benchmark rates of less than 1.8% was used for derivatives valued as assets and less than 4.2% for derivatives valued as liabilities. We have estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt on similar terms and with similar maturities.

•
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. This level of categorization is not applicable to our valuations on a normal recurring basis other than for a portion of our pension assets.

Assets and liabilities measured at fair value on a recurring basis are presented below:

	March 31, 2016			December 31, 2015
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets measured at fair value
Cash and cash equivalents	$113.0	$—	$113.0	$56.6	$—	$56.6
Other current assets:
Foreign exchange contracts	—	—	—	—	1.1	1.1
Commodity hedge contracts	—	1.6	1.6	—	0.5	0.5
Other non-current assets:
Commodity hedge contracts	—	0.4	0.4	—	0.3	0.3
Assets measured at fair value	$113.0	$2.0	$115.0	$56.6	$1.9	$58.5

Liabilities measured at fair value
Accrued liabilities:
Foreign exchange contracts	$—	$(0.7)	$(0.7)	$—	$—	$—
Commodity hedge contracts	—	(34.5)	(34.5)	—	(41.2)	(41.2)
Other non-current liabilities—commodity hedge contracts	—	(6.4)	(6.4)	—	(9.5)	(9.5)
Liabilities measured at fair value	$—	$(41.6)	$(41.6)	$—	$(50.7)	$(50.7)

Liabilities measured at other than fair value
Long-term debt, including current portions:
Fair value	$—	$(1,857.0)	$(1,857.0)	$—	$(1,573.3)	$(1,573.3)
Carrying amount	—	(2,336.4)	(2,336.4)	—	(2,354.1)	(2,354.1)

The carrying amounts of our other financial instruments do not differ materially from their estimated fair values at March 31, 2016 and December 31, 2015.

NOTE 13 - Derivative Instruments and Hedging Activities

Exchange rate fluctuations affect a portion of intercompany receivables that are denominated in foreign currencies, and we use forward currency contracts to reduce our exposure to certain of these currency price fluctuations. These contracts have not been designated as hedges for accounting purposes and gains or losses are reported in earnings on a current basis in other income (expense).

We are exposed to fluctuations in market prices of raw materials and energy sources, as well as from the effect of market prices on the sale of certain commodity steel (hot roll carbon steel coils). We may use cash-settled commodity price swaps and options (including collars) to hedge the market risk associated with the purchase of certain of our raw materials and energy requirements. For input commodities, these derivatives are typically used for a portion of our natural gas, nickel, iron ore, zinc and electricity requirements. Our hedging strategy is to reduce the effect on earnings from the price volatility of these various commodity exposures. Independent of any hedging activities, price changes in any of these commodity markets could negatively affect operating costs or selling prices.

All commodity derivatives are recognized as an asset or liability at fair value. We record the effective gains and losses for commodity derivatives designated as cash flow hedges of forecasted purchases of raw materials and energy sources in accumulated other comprehensive income (loss) and reclassify them into cost of products sold in the same period we recognize earnings for the associated underlying transaction. We recognize gains and losses on these designated derivatives arising from either hedge ineffectiveness or from components excluded from the assessment of effectiveness in current earnings under cost of products sold. We record all gains or losses from derivatives for which hedge accounting treatment has not been elected to earnings on a current basis in cost of products sold. We have provided $11.1 of collateral to counterparties under collateral funding arrangements as of March 31, 2016.

Outstanding commodity price swaps and options and forward foreign exchange contracts are presented below:

Commodity	March 31, 2016	December 31, 2015
Nickel (in lbs)	99,400	164,800
Natural gas (in MMBTUs)	31,907,500	36,972,500
Zinc (in lbs)	41,634,300	54,173,800
Iron ore (in metric tons)	2,260,000	2,795,000
Electricity (in MWHs)	1,098,000	1,386,400
Foreign exchange contracts (in euros)	€32,125,000	€55,500,000

The fair value of derivative instruments in the condensed consolidated balance sheets is presented below:

Asset (liability)	March 31, 2016	December 31, 2015
Derivatives designated as hedging instruments:
Other current assets—commodity contracts	$1.6	$0.3
Other noncurrent assets—commodity contracts	0.4	0.3
Accrued liabilities—commodity contracts	(34.3)	(40.9)
Other non-current liabilities—commodity contracts	(6.4)	(9.5)

Derivatives not designated as hedging instruments:
Other current assets:
Foreign exchange contracts	—	1.1
Commodity contracts	—	0.2
Accrued liabilities:
Foreign exchange contracts	(0.7)	—
Commodity contracts	(0.2)	(0.3)

Gains (losses) on derivative instruments included in the condensed consolidated statements of operations are presented below:

	Three Months Ended March 31,
Gain (loss)	2016	2015
Derivatives designated as cash flow hedges—
Commodity contracts:
Reclassified from accumulated other comprehensive income into cost of products sold (effective portion)	$(13.2)	$(17.9)
Recognized in cost of products sold (ineffective portion and amount excluded from effectiveness testing)	4.4	(13.0)

Derivatives not designated as hedging instruments:
Foreign exchange contracts—recognized in other income (expense)	(1.8)	1.4
Commodity contracts:
Recognized in net sales	—	1.3
Recognized in cost of products sold	(0.5)	(2.4)

Gains (losses) before tax expected to be reclassified into cost of products sold within the next twelve months for our existing commodity contracts that qualify for hedge accounting, as well as the period over which we are hedging our exposure to the volatility in future cash flows, are presented below:

Commodity Hedge	Settlement Dates	Gains (losses)
Natural gas	April 2016 to December 2017	$(21.1)
Zinc	April 2016 to December 2017	(5.9)
Iron ore	April 2016 to November 2017	(5.5)
Electricity	April 2016 to December 2017	(3.8)

NOTE 14 - Supplementary Cash Flow Information

Net cash paid (received) during the period for interest, net of capitalized interest, and income taxes are presented below:

	Three Months Ended March 31,
	2016	2015
Net cash paid (received) during the period for:
Interest, net of capitalized interest	$4.8	$5.1
Income taxes	(3.4)	—

Included in net cash flows from operations was cash provided by SunCoke Middletown of $20.4 and $29.0 for the three months ended March 31, 2016 and 2015. Consolidated cash and cash equivalents at March 31, 2016 and December 31, 2015, include SunCoke Middletown’s cash and cash equivalents of $7.0 and $7.6. SunCoke Middletown’s cash and cash equivalents have no compensating balance arrangements or legal restrictions, but are not available for our use.

We had capital investments during the three months ended March 31, 2016 and 2015, that had not been paid as of the end of the respective period. These amounts are included in accounts payable and accrued liabilities and have been excluded from the consolidated statements of cash flows until paid. We have included costs incurred by the owner-lessor of the Research and Innovation Center in property, plant and equipment and as a capital lease in the condensed consolidated balance sheets as of March 31, 2016, which represents a non-cash transaction for us. We also granted restricted stock to certain employees and restricted stock units to directors under the SIP. Non-cash investing and financing activities are presented below:

	Three Months Ended March 31,
	2016	2015
Capital investments	$24.5	$18.1
Research and Innovation Center capital lease	9.6	—
Issuance of restricted stock and restricted stock units	1.4	3.4

NOTE 15 - Union Contracts

On March 22, 2016, members of the United Auto Workers, Local 3462, ratified a new labor agreement covering approximately 325 employees at our Coshocton Works prior to the existing contract’s March 31, 2016 expiration. The new agreement is scheduled to expire on September 30, 2019.

An agreement with the United Auto Workers, Local 3303, which represents approximately 1,235 employees at our Butler Works, is scheduled to expire on October 1, 2016. An agreement with the United Auto Workers, Local 600, which represents approximately 1,165 employees at our Dearborn Works, is scheduled to expire on March 31, 2017. An agreement with the United Steelworkers, Local 169, which represents approximately 300 employees at our Mansfield Works, is also scheduled to expire on March 31, 2017.

NOTE 16 - New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), during the second quarter of 2014. Topic 606, as further amended by subsequent Accounting Standard Updates, affects virtually all aspects of an entity’s revenue recognition, including determining the measurement of revenue and the timing of when it is recognized for the transfer of goods or services to customers. Topic 606 is effective for annual reporting periods beginning after December 15, 2017. We are currently evaluating the effect of the adoption of Topic 606 on our financial position and results of operations.

FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), during the first quarter of 2016. Topic 842 requires entities to recognize lease assets and lease liabilities and disclose key information about leasing arrangements for certain leases. Topic 842 is effective for annual reporting periods beginning after December 15, 2019. We are currently evaluating the effect of the adoption of Topic 842 on our financial position and results of operations.

FASB issued Accounting Standards Update No. 2016-09, Compensation—Stock Compensation (Topic 718), during the first quarter of 2016. Topic 718 simplifies several aspects of the accounting for employee share-based payments. Topic 718 is effective for annual reporting periods beginning after December 15, 2016. We are currently evaluating the effect of the adoption of Topic 718 on our financial position and results of operations.

NOTE 17 - Supplementary Guarantor Information

AK Steel’s 8.75% Senior Secured Notes due December 2018, 7.625% Senior Notes due May 2020, 7.625% Senior Notes due October 2021 and 8.375% Senior Notes due April 2022 (collectively, the “Senior Notes”) and 5.00% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”) are governed by indentures entered into by AK Holding and its 100%-owned subsidiary, AK Steel. In July 2016, we designated our 100%-owned subsidiary, Mountain State Carbon, as a guarantor subsidiary of the Senior Notes. Under the terms of the indentures, AK Holding and the guarantor subsidiaries (AK Steel’s 100%-owned subsidiaries, AK Tube, AK Properties and Mountain State Carbon) each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes included in the Senior Notes.

Under the terms of the indenture for the Exchangeable Notes, AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Exchangeable Notes. AK Holding remains the sole guarantor of the Exchangeable Notes.

We present all investments in subsidiaries in the supplementary guarantor information using the equity method of accounting. Therefore, the net income (loss) of the subsidiaries accounted for using the equity method is in their parents’ investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The following supplementary condensed consolidating financial statements present information about AK Holding, AK Steel, the guarantor subsidiaries of the Senior Notes and the other non-guarantor subsidiaries after the addition of Mountain State Carbon as a guarantor in July 2016.

Condensed Consolidated Statements of Comprehensive Income (Loss)
Three Months Ended March 31, 2016

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$1,468.2	$61.5	$115.3	$(126.2)	$1,518.8
Cost of products sold (exclusive of items shown separately below)	—	1,351.3	40.5	87.0	(113.3)	1,365.5
Selling and administrative expenses (exclusive of items shown separately below)	1.3	64.5	3.4	5.7	(11.4)	63.5
Depreciation	—	46.4	2.0	5.3	—	53.7
Pension and OPEB expense (income)	—	(11.9)	—	—	—	(11.9)
Total operating costs	1.3	1,450.3	45.9	98.0	(124.7)	1,470.8
Operating profit (loss)	(1.3)	17.9	15.6	17.3	(1.5)	48.0
Interest expense	—	42.3	—	0.5	—	42.8
Other income (expense)	—	(4.1)	2.0	1.4	—	(0.7)
Income (loss) before income taxes	(1.3)	(28.5)	17.6	18.2	(1.5)	4.5
Income tax expense (benefit)	—	(6.1)	6.7	0.1	(0.6)	0.1
Equity in net income (loss) of subsidiaries	(11.1)	10.1	—	0.2	0.8	—
Net income (loss)	(12.4)	(12.3)	10.9	18.3	(0.1)	4.4
Less: Net income attributable to noncontrolling interests	—	—	—	18.0	—	18.0
Net income (loss) attributable to AK Steel Holding Corporation	(12.4)	(12.3)	10.9	0.3	(0.1)	(13.6)
Other comprehensive income (loss)	(1.0)	(1.0)	—	1.5	(0.5)	(1.0)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(13.4)	$(13.3)	$10.9	$1.8	$(0.6)	$(14.6)

Condensed Consolidated Statements of Comprehensive Income (Loss)
Three Months Ended March 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$1,702.5	$66.3	$123.9	$(141.8)	$1,750.9
Cost of products sold (exclusive of items shown separately below)	—	1,609.4	43.1	96.8	(140.7)	1,608.6
Selling and administrative expenses (exclusive of items shown separately below)	1.7	70.8	3.7	5.9	(12.9)	69.2
Depreciation	—	48.4	1.9	5.1	—	55.4
Pension and OPEB expense (income)	—	(16.1)	—	—	—	(16.1)
Total operating costs	1.7	1,712.5	48.7	107.8	(153.6)	1,717.1
Operating profit (loss)	(1.7)	(10.0)	17.6	16.1	11.8	33.8
Interest expense	—	43.4	—	0.5	—	43.9
Impairment of Magnetation investment	—	—	—	(256.3)	—	(256.3)
Other income (expense)	—	(2.6)	1.6	(15.7)	—	(16.7)
Income (loss) before income taxes	(1.7)	(56.0)	19.2	(256.4)	11.8	(283.1)
Income tax expense (benefit)	—	1.5	7.7	(6.3)	4.8	7.7
Equity in net income (loss) of subsidiaries	(304.5)	(247.0)	—	0.4	551.1	—
Net income (loss)	(306.2)	(304.5)	11.5	(249.7)	558.1	(290.8)
Less: Net income attributable to noncontrolling interests	—	—	—	15.5	—	15.5
Net income (loss) attributable to AK Steel Holding Corporation	(306.2)	(304.5)	11.5	(265.2)	558.1	(306.3)
Other comprehensive income (loss)	(10.2)	(10.2)	—	(3.2)	13.4	(10.2)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(316.4)	$(314.7)	$11.5	$(268.4)	$571.5	$(316.5)

Condensed Consolidated Balance Sheets
March 31, 2016

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$85.9	$3.7	$23.4	$—	$113.0
Accounts receivable, net	—	452.9	29.1	32.2	(25.5)	488.7
Inventory, net	—	992.6	40.5	47.5	(11.7)	1,068.9
Other current assets	—	68.0	1.3	2.5	—	71.8
Total current assets	—	1,599.4	74.6	105.6	(37.2)	1,742.4
Property, plant and equipment	—	5,785.5	169.1	533.8	—	6,488.4
Accumulated depreciation	—	(4,264.1)	(82.2)	(86.4)	—	(4,432.7)
Property, plant and equipment, net	—	1,521.4	86.9	447.4	—	2,055.7
Investment in subsidiaries	(3,311.1)	1,380.2	—	68.4	1,862.5	—
Inter-company accounts	2,320.6	(3,390.4)	1,437.8	(465.4)	97.4	—
Other non-current assets	—	121.2	32.8	35.2	—	189.2
TOTAL ASSETS	$(990.5)	$1,231.8	$1,632.1	$191.2	$1,922.7	$3,987.3
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$609.8	$13.2	$21.0	$(0.7)	$643.3
Accrued liabilities	—	252.4	5.6	12.0	—	270.0
Current portion of pension and other postretirement benefit obligations	—	78.1	—	0.3	—	78.4
Total current liabilities	—	940.3	18.8	33.3	(0.7)	991.7
Non-current liabilities:
Long-term debt	—	2,336.4	—	—	—	2,336.4
Pension and other postretirement benefit obligations	—	1,129.0	—	3.4	—	1,132.4
Other non-current liabilities	—	137.2	0.9	0.3	—	138.4
TOTAL LIABILITIES	—	4,542.9	19.7	37.0	(0.7)	4,598.9
Equity (deficit):
Total stockholders’ equity (deficit)	(990.5)	(3,311.1)	1,612.4	(224.7)	1,923.4	(990.5)
Noncontrolling interests	—	—	—	378.9	—	378.9
TOTAL EQUITY (DEFICIT)	(990.5)	(3,311.1)	1,612.4	154.2	1,923.4	(611.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(990.5)	$1,231.8	$1,632.1	$191.2	$1,922.7	$3,987.3

Condensed Consolidated Balance Sheets
December 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$27.0	$5.7	$23.9	$—	$56.6
Accounts receivable, net	—	411.9	26.3	29.2	(22.5)	444.9
Inventory, net	—	1,149.6	39.7	47.0	(10.0)	1,226.3
Other current assets	—	75.6	0.3	2.5	—	78.4
Total current assets	—	1,664.1	72.0	102.6	(32.5)	1,806.2
Property, plant and equipment	—	5,763.8	168.6	533.6	—	6,466.0
Accumulated depreciation	—	(4,218.0)	(80.3)	(81.2)	—	(4,379.5)
Property, plant and equipment, net	—	1,545.8	88.3	452.4	—	2,086.5
Investment in subsidiaries	(3,541.0)	1,346.0	—	68.2	2,126.8	—
Inter-company accounts	2,563.4	(3,600.9)	1,398.1	(453.5)	92.9	—
Other non-current assets	—	125.6	33.0	33.1	—	191.7
TOTAL ASSETS	$(977.6)	$1,080.6	$1,591.4	$202.8	$2,187.2	$4,084.4
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$669.0	$11.7	$23.7	$(1.0)	$703.4
Accrued liabilities	—	242.3	6.5	12.7	—	261.5
Current portion of pension and other postretirement benefit obligations	—	77.3	—	0.4	—	77.7
Total current liabilities	—	988.6	18.2	36.8	(1.0)	1,042.6
Non-current liabilities:
Long-term debt	—	2,354.1	—	—	—	2,354.1
Pension and other postretirement benefit obligations	—	1,143.6	—	3.3	—	1,146.9
Other non-current liabilities	—	135.3	0.9	0.2	—	136.4
TOTAL LIABILITIES	—	4,621.6	19.1	40.3	(1.0)	4,680.0
Equity (deficit):
Total stockholders’ equity (deficit)	(977.6)	(3,541.0)	1,572.3	(219.5)	2,188.2	(977.6)
Noncontrolling interests	—	—	—	382.0	—	382.0
TOTAL EQUITY (DEFICIT)	(977.6)	(3,541.0)	1,572.3	162.5	2,188.2	(595.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(977.6)	$1,080.6	$1,591.4	$202.8	$2,187.2	$4,084.4

Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2016

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(1.3)	$108.1	$9.3	$16.5	$4.1	$136.7
Cash flows from investing activities:
Capital investments	—	(27.2)	(0.8)	(0.8)	—	(28.8)
Other investing items, net	—	—	—	(0.1)	—	(0.1)
Net cash flows from investing activities	—	(27.2)	(0.8)	(0.9)	—	(28.9)
Cash flows from financing activities:
Net borrowings (payments) under credit facility	—	(30.0)	—	—	—	(30.0)
Inter-company activity	1.6	8.0	(10.5)	5.0	(4.1)	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(21.1)	—	(21.1)
Other financing items, net	(0.3)	—	—	—	—	(0.3)
Net cash flows from financing activities	1.3	(22.0)	(10.5)	(16.1)	(4.1)	(51.4)
Net increase (decrease) in cash and cash equivalents	—	58.9	(2.0)	(0.5)	—	56.4
Cash and equivalents, beginning of period	—	27.0	5.7	23.9	—	56.6
Cash and equivalents, end of period	$—	$85.9	$3.7	$23.4	$—	$113.0

Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(1.4)	$(40.7)	$9.4	$34.1	$(4.1)	$(2.7)
Cash flows from investing activities:
Capital investments	—	(26.2)	(0.7)	(1.4)	—	(28.3)
Other investing items, net	—	(5.7)	—	0.1	—	(5.6)
Net cash flows from investing activities	—	(31.9)	(0.7)	(1.3)	—	(33.9)
Cash flows from financing activities:
Net borrowings under credit facility	—	75.0	—	—	—	75.0
Inter-company activity	2.3	4.1	(3.0)	(7.5)	4.1	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(18.3)	—	(18.3)
Other financing items, net	(0.9)	—	—	—	—	(0.9)
Net cash flows from financing activities	1.4	79.1	(3.0)	(25.8)	4.1	55.8
Net increase (decrease) in cash and cash equivalents	—	6.5	5.7	7.0	—	19.2
Cash and equivalents, beginning of period	—	28.5	4.5	37.2	—	70.2
Cash and equivalents, end of period	$—	$35.0	$10.2	$44.2	$—	$89.4